EXHIBIT 99.1

Bacterin International Holdings, Inc. Reports Second Quarter 2010
Financial Results

Bacterin achieves 86 percent year-over-year second quarter revenue increase

BELGRADE, MT, August 11, 2010 – Bacterin International Holdings, Inc. (“Bacterin” or the “Company”) (OTCBB: BIHI), a developer of anti-infective coatings for medical applications and revolutionary bone graft material, today reported financial results for its second quarter ended June 30, 2010.  Year to date, the Company has built a direct sales force, passed rigorous testing standards for approval to market products into over 6,000 medical facilities, and introduced several new products, thereby completing the shift from a development stage company to a growth stage company in full commercialization mode.  In addition, between May and July 2010, the Company completed a reverse merger into a public shell, closed a $9.2 million financing and added executive management talent, including three independent members to its Board of Directors.

Bacterin reported second quarter 2010 revenues of $3.2 million, an 86 percent increase from the prior year second quarter revenues of $1.7 million and a 17 percent increase compared to revenues of $2.7 million in the first quarter of 2010.  The Company’s revenue growth reflected the impact of a direct sales force effort and increasing interest from a broader group of current and new customers in its innovative products.  As of June 30, 2010, the Company’s sales force totaled 21 biologics sales representatives, which has subsequently grown to 35 as of August 1, 2010.   Bacterin anticipates further revenue increases in the third and fourth quarters and targets a total sales force of 52 sales representatives by year end.

The Company reported a net loss of $(2.0) million or $(0.07) per basic share for the second quarter of 2010, which includes approximately $544,000 of expenses associated with its reverse merger into a public shell and concurrent capital raise. This compares to $(668,000) or $(0.03) per basic share for the second quarter 2009 and a net loss of $(1.6) million or $(0.06) per basic share for the first quarter 2010.

For the three months ended June 30, 2010, Bacterin’s gross profit on revenue totaled $2.7 million, yielding a gross margin of 83.7 percent, compared to 89.9 percent for the three months ended June 30, 2009 and 77.9 percent for the first quarter of 2010.  The slightly lower gross margins in 2010 were the result of increased costs associated with a product mix shift.

Operating expenses during the second quarter of 2010 totaled $4.0 million, an increase of approximately $1.9 million (90%) over the second quarter of 2009 and an increase of approximately $804,000 (25%) over the first quarter of 2010.  A significant portion of that increase was attributed to costs associated with the implementation of a direct sales force as well as an increase in the compensation expense associated with stock options granted to new employees.  General and administrative costs also increased due to an increase in insurance coverage and a non recurring legal and professional fee of $544,000 associated with the Company’s reverse merger into a public shell and simultaneous financing.

Interest expense increased in the second quarter of 2010, totaling $782,000 compared to $105,000 in the second quarter of 2009 and $626,000 in the first quarter of 2010.  The shift in quarterly interest expense is attributed to the creation and subsequent conversion of short term convertible debt instruments.

For the six months ended June 30, 2010, Bacterin reported revenues of $5.9 million, a 56 percent increase compared to the same period in 2009. Net loss totaled $(3.7) million or $ (0.13) per basic share, which included approximately $982,000 in costs associated with the reverse merger and concurrent capital raise, compared to $(652,000) or $(0.03) per basic share for the same period in 2009.

As of June 30, 2010, the Company reported cash and equivalents balance of $3.1 million, accounts receivable of $2.0 million and an inventory balance of $5.9 million.  On June 30, 2010 Bacterin raised approximately $7.5 million through an initial close of a private placement of equity securities, which included approximately $4.0 million of new capital and the conversion of $3.5 million of short term convertible debt.  On July 30, 2010, the Company closed the capital raise with approximately $1.7 million in additional equity capital.  At June 30, 2010 the Company had convertible notes outstanding of approximately $1.85 million in principal amount, which it intends to pay off prior to September 30, 2010.

As of June 30, 2010, Bacterin had approximately 34.4 million shares of common stock outstanding and fully diluted shares of 45.0 million (inclusive of all options, warrants and convertible debt).  As a result of the July 30, 2010 close of the Company’s private placement, its common stock outstanding totaled 35.7 million shares with fully diluted shares totaling 46.7 million.

“During this second quarter, Bacterin reported record revenues and achieved gross margins above 80 percent while dedicating a great deal of executive management time and other Company resources on completing a reverse merger into a public entity and simultaneous equity raise.  These achievements demonstrates the strong organization skills, dedication and depth of talent within our entire staff,” commented Guy Cook, the Company’s President and CEO.

 “We look forward to aggressively marketing Bacterin’s products in a healthcare environment that is growing increasingly cost conscious in light of the recent healthcare changes.  Our proprietary products uniquely provide solutions to several of the industry’s chronic, high cost problems.  Our cost-effective products coupled with a significant increase in the number of expertly trained members of our biologics sales force gives us high confidence that Bacterin will achieve profitable revenue growth as we exit this year from just our core Osteosponge product line alone.  However, the strides we are making in next generation products and complementary future product launches, as well as the significant commercial developments within our antimicrobial coatings division suggests, that our growth rate will accelerate for the foreseeable future.”

Conference Call Details:

Date/Time:	Thursday, August 12, 2010—10:00 a.m. (ET)

Telephone Number:	866-804-6925

International Dial-In Number:	857-350-1671

Participant Pass code:	65868515

Internet Access:	www.bacterin.com or www.earnings.com

It is recommended that participants phone-in at least 5 minutes before the call is scheduled to begin.  A replay of the conference call in its entirety will be available approximately one hour after its completion by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 11896393 and on the Internet at www.earnings.com.

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com

or

John Gandolfo
Chief Financial Officer
Bacterin International Holdings, Inc.
406-388-0480
Jgandolfo@bacterin.com

About Bacterin International Holdings, Inc.
Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of skull healing following neurosurgery and cartilage regeneration in knee and other joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination on medical devices drug delivery, local (as opposed to systemic) pain management, and anti-thrombotic factors for medical device applications.  Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms.  For further information please visit www.bacterin.com

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements about the Company’s earnings release and its expectations based on the results of second quarter of 2010, including reductions in expenses and increases in revenues due to among other things, the anticipated growth of its sales force. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

*** Financial Statements Follow ***

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$3,127,330	$54,155
Accounts receivable, net of allowance of $122,949 and $81,803, respectively	1,948,371	1,314,418
Notes receivable - trade	476,628	270,565
Notes receivable from stockholder	-	-
Inventories, net	5,906,590	5,000,713
Prepaid and other current assets	218,753	30,000
	11,677,672	6,669,851

Property & equipment, net	2,984,837	3,248,096
Intangible assets, net	552,641	554,268
Other assets	95,930	13,675

	$15,311,080	$10,485,890

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Warrant derivative liability	$698,111	$75,231
Accounts payable	1,522,232	1,403,950
Accrued liabilities	605,725	463,630
Notes payable	839,942	1,126,693
Notes payable to stockholders	161,124	183,461
Current portion of capital lease obligations	53,245	85,071
Convertible notes payable ($1,850,000 net of debt discount of $121,201 as of June 30, 2010 and $890,000 net of debt discount of $69,214 as of December 31, 2009) as of June 30, 2010 and $890,000 net of debt discount of $69,214 as of December 31, 2009)	1,728,799	820,787
Current portion of long-term debt	175,748	1,202,574
	5,784,926	5,361,397

Capital lease obligation, less current portion	8,551	27,074
Long-term debt, less current portion	1,235,099	412,545
	7,028,576	5,801,016

Stockholders' Equity
Preferred stock, $.0001 par value; 15,000,000 shares authorized; No shares issued and outstanding		-
Common stock, $0.00001 par value; 135,000,000 shares authorized	566	565
Additional paid-in capital	29,662,342	22,238,210
Treasury stock, 117,794 shares	(209,073)	(76,566)
Retained deficit	(21,171,331)	(17,477,335)
	8,282,504	4,684,874

	$15,311,080	$10,485,890

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months EndedJune 30,		Six Months EndedJune 30,
	2010	2009	2010	2009
	Amount	Amount	Amount	Amount
Revenues
Tissue sales	$3,187,682	$1,653,663	$5,892,658	$3,638,340
Royalties and other	15,328	67,815	46,786	181,579
Total Revenue	3,203,010	1,721,478	5,939,444	3,819,919
Cost of tissue sales	519,082	174,480	1,123,704	658,119
Gross Profit	2,683,928	1,546,998	4,815,740	3,161,800

Operating Expenses
General, and administrative	1,940,772	1,409,694	3,406,910	2,236,956
Sales and Marketing	1,683,853	407,319	3,126,570	754,169
Depreciation	151,661	164,680	304,162	328,254
Stock Options Compensation expense	182,833	128,047	276,429	303,839
Total Operating Expenses	3,959,119	2,109,740	7,114,071	3,623,218
Income from Operations	(1,275,191)	(562,742)	(2,298,331)	(461,418)

Other Income (Expense)
Interest expense	(782,116)	(105,427)	(1,407,928)	(201,588)
Other	8,250	431	14,174	11,298
Total Other Income (Expense)	(773,866)	(104,996)	(1,393,754)	(190,290)

Net Income Before Benefit (Provision)
for Income Taxes	(2,049,057)	(667,738)	(3,692,085)	(651,708)

Benefit (Provision) for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Income	$(2,049,057)	$(667,738)	$(3,692,085)	$(651,708)

Net income (loss) per share:
Basic	$(0.07)	$(0.03)	$(0.13)	$(0.03)

Shares used in the computation:
Basic	28,317,764	26,250,262	28,274,561	25,931,398